                                                                   Exhibit 10.20

                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 6th day of August, 2001, by and between Chartwell Diversified Services, Inc., a Delaware corporation ("Chartwell") and CDS Acquisition Corporation, a Delaware corporation ("CDS").

                                    RECITALS

        1. e-MedSoft.com, a Nevada corporation ("Parent"), owns 100% of the issued and outstanding capital stock of CDS.

        2. The respective Boards of Directors of Chartwell and CDS deem it desirable and in the best interests of their respective corporations and stockholders that Chartwell and CDS be combined into a single company through the statutory merger of CDS with and into Chartwell, pursuant to Section 251 and other relevant provisions of the Delaware General Corporation Law (the "DGCL"), (the "Merger") (Chartwell, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation") and, in furtherance thereof, have approved that certain Agreement and Plan of Reorganization, dated as of July 31, 2001, by and among Chartwell, CDS and Parent (the "Reorganization Agreement").

        NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

                                    AGREEMENT

        1. THE MERGER. Upon consummation of the Merger at the Effective Time (as defined in Section 2 hereof), CDS shall be merged with and into Surviving Corporation pursuant to the DGCL, and the separate corporate existence of CDS shall cease.

        2. EFFECTIVE TIME. The parties hereto shall cause the Merger to be consummated by filing this Agreement with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL ("Delaware Law") (the date of such filing being the "Effective Time").

        3. CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Chartwell, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, as such Certificate of Incorporation may thereafter be amended as provided therein and by Delaware Law.

        4. EFFECT ON CAPITAL STOCK. In and by virtue of the Merger and at the Effective Time, the manner of converting or canceling the shares of Chartwell and CDS outstanding at the Effective Time shall be as follows:

               (a) Conversion of Chartwell Capital Stock. Each share of Chartwell Capital stock, $0.01 par value ("Chartwell Capital Stock") issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and converted automatically into the right to receive (i) the Parent Stock Consideration (as defined below) and (ii) the Warrant Consideration (as defined below):

                      (i) The "Parent Stock Consideration" means the result determined by dividing Five Hundred Thousand (500,000) shares of Parent Series A Convertible Preferred Stock, $0.001 per value ("Parent Preferred Stock"), which such Parent Preferred Stock shall be converted into Parent Common Stock, $0.001 par value ("Parent Common Stock") at the ratio of 1:100 set forth in that certain Certificate of Designation of Parent (the "Certificate of Designation"), by the outstanding Chartwell Capital Stock. The ratio of one share of outstanding Chartwell Capital Stock to the Parent Stock Consideration to be issued in the Merger shall be referred to as the Exchange Ratio.

                      (ii) The "Warrant Consideration" means the result obtained by dividing Twenty Million (20,000,000) "Warrants" by the outstanding Chartwell Capital Stock. For purposes of this Agreement, "Warrants" shall mean for a period of five (5) years the right in favor of the registered holders thereof to purchase an aggregate of Twenty Million (20,000,000) shares of Parent Common Stock at an initial exercise price of Four Dollars ($4.00) per share at the rate of up to Four Million (4,000,000) shares per year.

        (b) Capital Stock of CDS. At the Effective Time, each share of CDS common stock, $0.001 par value ("CDS Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent. Each stock certificate of CDS evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (c) Fractional Shares. No fraction of a Warrant will be issued in the Merger. No fraction of a share of Parent Preferred Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Chartwell Capital Stock who would otherwise be entitled to a fraction of a Warrant or of a share of Parent Preferred Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock as quoted on the American Stock Exchange for the fifteen (15) trading days ending two (2) full trading days prior to the Effective Time, multiplied by 100.

        5. OTHER TERMS. Such other terms and conditions of the Merger are set forth in the Reorganization Agreement, a copy of which shall be furnished by the Surviving Corporation, on request and without cost, to any stockholder of CDS or Chartwell, and is on file at the office of the surviving corporation, 650 Suffolk Street, Lowell, MA 01854.

        IN WITNESS WHEREOF, CHARTWELL AND CDS, pursuant to the approval and authority given by resolution of their respective Boards of Directors, have caused this Agreement to be signed by their respective Presidents on the day and year first above written, and by their signatures below, each of them hereby acknowledges that this Agreement is the act and instrument of the respective corporations, and that the facts stated herein are true.


                                          Chartwell Diversified Services, Inc.


                                          By:__________________________________
                                          Name:  Frank P. Magliochetti, Jr.
                                          Title: President


                                          CDS Acquisition Corporation


                                          By:__________________________________
                                          Name:  John Andrews
                                          Title: President